Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Blount International, Inc. of our report dated March 9, 2007, relating to the financial statements, financial statement schedule, management’s assessment of effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in the Blount International Inc. Annual Report on Form 10-K for the year ended December 31, 2006.

/s/ PricewaterhouseCoopers LLP

Portland, Oregon

March 6, 2008